SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No. 2 )

CombinatoRx, Incorporated

(Name of Issuer)

Common Stock

(Title of Class of Securities)

20010A-10-3 (CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 1 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Boston Millennia Associates II Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware general partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

6,335
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

6,335

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,335
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%
12.	TYPE OF REPORTING PERSON

PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 2 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Boston Millennia Partners II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

1,238,181
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

1,238,181

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,238,181
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.6%
12.	TYPE OF REPORTING PERSON

PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 3 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Boston Millennia Partners II-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

59,312
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

59,312

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

59,312
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12.	TYPE OF REPORTING PERSON

PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 4 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Strategic Advisors Fund Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

11,137
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

11,137

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,137
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%
12.	TYPE OF REPORTING PERSON

PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 5 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Boston Millennia Partners GmbH & Co. KG
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

German limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

176,317
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

176,317

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

176,317
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.5%
12.	TYPE OF REPORTING PERSON

PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 6 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Glen Partners II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

1,484,947
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

1,484,947

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,484,947
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%
12.	TYPE OF REPORTING PERSON

PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 7 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Boston Millennia Verwaltungs GmbH
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

German corporation

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

176,317
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

176,317

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

176,317
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.5%
12.	TYPE OF REPORTING PERSON

CO

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 8 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

A. Dana Callow, Jr.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

1,491,282
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

1,491,282

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,491,282
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%
12.	TYPE OF REPORTING PERSON

IN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 9 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Robert S. Sherman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

1,491,282
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

1,491,282

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,491,282
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%
12.	TYPE OF REPORTING PERSON

IN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 10 of 16 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Martin J. Hernon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

1,491,282
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

1,491,282

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,491,282
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%
12.	TYPE OF REPORTING PERSON

IN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 11 of 16 Pages

ITEM 1	(a).	NAME OF ISSUER:

CombinatoRx, Incorporated

ITEM 1	(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

245 First St. Sixteenth Floor Cambridge, MA 02142

ITEM 2	(a).	NAME OF PERSON FILING:

This statement is filed by Boston Millennia Associates II Partnership (“BMAP”), a Delaware general partnership, Boston Millennia Partners II Limited Partnership (“BMP II”), a Delaware limited partnership, Boston Millennia Partners II-A Limited Partnership (“BMP II-A”), a Delaware limited partnership, Strategic Advisors Fund Limited Partnership (“SAF”), a Delaware limited partnership, Boston Millennia Partners GmbH & Co. KG (“BMP-G”), a German limited partnership, Glen Partners II Limited Partnership (“GP”), a Delaware limited partnership, Boston Millennia Verwaltungs GmbH (“BMV”), a German corporation and A. Dana Callow, Jr., Robert S. Sherman and Martin J. Hernon (collectively, the “Partners”). BMAP, BMP II, BMP II-A, SAF, BMP-G, GP, BMV, and Messrs. Callow, Sherman, and Hernon are collectively referred to as the “Reporting Persons.”

ITEM 2	(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

30 Rowes Wharf Boston, Massachusetts 02110

ITEM 2	(c).	CITIZENSHIP:

BMAP is a general partnership organized under the laws of Delaware.

Each of BMP II, BMP II-A, SAF, and GP is a limited partnership organized under the laws of Delaware.

BMP-G is a limited partnership organized under the laws of the Federal Republic of Germany.

BMV is a corporation organized under the laws of the Federal Republic of Germany.

Each of the Partners is a citizen of the United States.

ITEM 2	(d).	TITLE OF CLASS OF SECURITIES:

This Schedule 13G relates to the Common Stock, par value $0.001 (“Common Stock”), of CombinatoRx, Incorporated (the “Company”).

ITEM 2	(e).	CUSIP NUMBER:

20010A-10-3

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

	☐	(a) Broker or dealer registered under section 15 of the Exchange Act.

	☐	(b) Bank as defined in section 3(a)(6) of the Exchange Act.

	☐	(c) Insurance company as defined in section 3(a)(19) of the Exchange Act.

	☐	(d) Investment company registered under section 8 of the Investment Company Act.

	☐	(e) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	☐	(f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	☐	(g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	☐	(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

	☐	(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

	☐	(j) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 12 of 16 Pages

ITEM 4.	OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

As of December 31, 2005, each of the following is the beneficial owner of the number of shares of Common Stock indicated:

	Shares Beneficially Owned		Shares Owned of Record
BMAP	6,335 shares		6,335 shares
BMP II	1,238,181 shares	[i]	1,230,438 shares
BMP II-A	59,312 shares	ii	58,941 shares
SAF	11,137 shares	iii	11,067 shares
BMP-G	176,317 shares	iv	175,215 shares
GP	1,484,947 shares	[v]	0 shares
BMV	176,317 shares	vi	0 shares
Mr. Callow	1,491,282 shares	vii	0 shares
Mr. Sherman	1,491,282 shares	vii	0 shares
Mr. Hernon	1,491,282shares	vii	0 shares

(b)	Percent of Class:

BMAP	Less than 0.1%
BMP II	3.6%
BMP II-A	0.2%
SAF	Less than 0.1%
BMP-G	0.5%
GP	4.3%
BMV	0.5%
Mr. Callow	4.3%
Mr. Sherman	4.3%
Mr. Hernon	4.3%

GP, by virtue of its status as the sole general partner of BMP II, BMP II-A and SAF, and special limited partner of BMP-G, may be deemed to be the beneficial owner of 1,484,947 shares, representing beneficial ownership of 4.3%. BMV, by virtue of its status as the sole general partner of BMP-G, may be deemed to be the beneficial owner of 176,317 shares, representing beneficial ownership of 0.5%. By virtue of their status as the general partners of GP, managing directors of BMV-G, and managing partners of BMA, each of Messrs. Callow, Sherman, and Hernon may be deemed each to be the beneficial owner of 1,491,282 shares, representing in the case of each Partner beneficial ownership of 4.3%. The foregoing percentages are based on the 34,820,166 shares of Common Stock indicated by the Company to be outstanding as of November 2, 2007.

(c)	Number of shares as to which such person has:

[i]         Includes 7,743 shares underlying options issued to Patrick J. Fortune, the beneficial ownership of which is assigned to BMP II.

ii        Includes 37 shares underlying options issued to Patrick J. Fortune, the beneficial ownership of which is assigned to BMP II-A.

iii       Includes 70 shares underlying options issued to Patrick J. Fortune, the beneficial ownership of which is assigned to SAF.

iv       Includes 1,102 shares underlying options issued to Patrick J. Fortune, the beneficial ownership of which is assigned to BMP-G.

[v]        Includes a total of 9,286 shares underlying options issued to Patrick J. Fortune, the beneficial ownership of which is assigned to BMP II, BMP II-A, SAF, and BMP-G, pro rata in accordance with their ownership of the Common Stock.

vi       Includes 1,102 shares underlying options issued to Patrick J. Fortune, the beneficial ownership of which is assigned to BMP-G.

vii      Includes a total of 9,286 shares underlying options issued to Patrick J. Fortune, the beneficial ownership of which is assigned to BMP II, BMP II-A, SAF, and BMP-G, pro rata in accordance with their ownership of the Common Stock.

	Number of Shares:
Reporting Person	(i)	(ii)	(iii)	(iv)
BMAP	0	6,335	0	6,335
BMP II	0	1,238,181	0	1,238,181
BMP II-A	0	59,312	0	59,312
SAF	0	11,137	0	11,137
BMP-G	0	176,317	0	176,317
GP	0	1,484,947	0	1,484,947
BMV	0	176,317	0	176,317
Mr. Callow	0	1,491,282	0	1,491,282
Mr. Sherman	0	1,491,282	0	1,491,282
Mr. Hernon	0	1,491,282	0	1,491,282

(i) Sole power to vote or to direct the vote

(ii) Shared power to vote or to direct the vote

(iii) Sole power to dispose or direct the disposition of

(iv) Shared power to dispose or direct the disposition of

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended.

DATE:	January 11, 2008

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 13 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Boston Millennia Associates II Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing Partner

Boston Millennia Partners II Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Boston Millennia Partners II-A Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Strategic Advisors Fund Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 14 of 16 Pages

Boston Millennia Partners GmbH & Co. KG

By:	Boston Millennia Verwaltungs GmbH
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing Director

Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing Director

/s/ A. Dana Callow, Jr.
A. Dana Callow, Jr.

/s/ Robert S. Sherman
Robert S. Sherman

/s/ Martin J. Hernon
Martin J. Hernon

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 15 of 16 Pages

Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of common stock of CombinatoRx, Incorporated. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Boston Millennia Associates II Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing General Partner

Boston Millennia Partners II Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Boston Millennia Partners II-A Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Strategic Advisors Fund Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 16 of 16 Pages

Boston Millennia Partners GmbH & Co. KG

By:	Boston Millennia Verwaltungs GmbH
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing Director

Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing Director

/s/ A. Dana Callow, Jr.
A. Dana Callow, Jr.

/s/ Robert S. Sherman
Robert S. Sherman

/s/ Martin J. Hernon
Martin J. Hernon